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                                                                   EXHIBIT 99.9

                       TURNER BROADCASTING SYSTEM, INC.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 TO BE HELD ON
                               OCTOBER 10, 1996

  A Special Meeting of Shareholders (the "TBS Meeting") of Turner Broadcasting System, Inc. ("TBS") will be held at the Time & Life Building, 1271 Avenue of the Americas, New York, New York 10020, on October 10, 1996, commencing at 2:00 p.m., local time, for the following purposes:

    1. To consider and vote upon a proposal (the "TBS Merger Proposal") to approve an Amended and Restated Agreement and Plan of Merger dated as of September 22, 1995, as amended as of August 8, 1996 (as so amended, the "Merger Agreement"), among Time Warner Inc. ("Time Warner"), TBS, TW Inc., currently a wholly owned subsidiary of Time Warner ("New Time Warner"), Time Warner Acquisition Corp., a wholly owned subsidiary of New Time Warner ("TW Merger Corp."), and TW Acquisition Corp., a wholly owned subsidiary of New Time Warner ("TBS Merger Corp."). The Merger Agreement provides, among other things, for the following transactions:

      (a) the merger of TBS Merger Corp. into TBS (the "TBS Merger"), in which each share of Class A Common Stock, par value $.0625 per share, of TBS ("TBS Class A Common Stock") and each share of Class B Common Stock, par value $.0625 per share, of TBS ("TBS Class B Common Stock" and, together with the TBS Class A Common Stock, "TBS Common Stock") outstanding immediately prior to the effective time of the TBS Merger, other than shares held directly or indirectly by Time Warner or New Time Warner or in the treasury of TBS and shares with respect to which dissenters' rights are properly exercised, will be converted into the right to receive 0.75 of a share of Common Stock, par value $.01 per share, of New Time Warner ("New Time Warner Common Stock"), and each share of Class C Convertible Preferred Stock, par value $.125 per share, of TBS ("TBS Class C Preferred Stock" and, together with TBS Common Stock, "TBS Capital Stock") outstanding immediately prior to the effective time of the TBS Merger, other than shares held directly or indirectly by Time Warner or New Time Warner or in the treasury of TBS and shares with respect to which dissenters' rights are properly exercised, will be converted into the right to receive 4.80 shares of New Time Warner Common Stock; and

      (b) the merger of TW Merger Corp. into Time Warner (the "Time Warner Merger" and, together with the TBS Merger, the "Mergers"), in which each share of Common Stock, par value $1.00 per share, of Time Warner outstanding immediately prior to the effective time of such merger, other than shares held directly or indirectly by Time Warner, will be converted into one share of New Time Warner Common Stock, and each outstanding share of each series of preferred stock of Time Warner, other than shares held directly or indirectly by Time Warner and shares with respect to which appraisal rights are properly exercised, will be converted into one share of a substantially identical series of preferred stock of New Time Warner.

    The transactions contemplated by the Merger Agreement are referred to herein as the "Transaction." As a result of the Transaction, Time Warner and TBS will each become a wholly owned subsidiary of New Time Warner. Upon consummation of the Mergers, New Time Warner will be renamed "Time Warner Inc."

    2. To consider and transact such other business as may properly come before the TBS Meeting or any adjournment or postponement thereof.

  Only holders of record of shares of TBS Class A Common Stock, TBS Class B Common Stock and TBS Class C Preferred Stock at the close of business on August 26, 1996, the record date for the TBS Meeting fixed by the TBS Board of Directors, are entitled to notice of and to vote at the TBS Meeting and any
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adjournment or postponement thereof. A list of such shareholders will be available for inspection by any shareholder of TBS at the TBS Meeting.

  Approval of the TBS Merger Proposal by the holders of TBS Capital Stock requires the affirmative vote of (a) a majority of the voting power of the outstanding shares of TBS Capital Stock, voting together as a single group,
(b) a majority of the voting power of the outstanding shares of TBS Common Stock, voting together as a single group, and (c) a majority of the outstanding shares of TBS Class C Preferred Stock, voting as a separate class.

  MR. TURNER, TIME WARNER AND LIBERTY MEDIA CORPORATION HAVE AGREED, SUBJECT TO THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS, TO VOTE OR CAUSE TO BE VOTED ALL SHARES OF TBS CAPITAL STOCK OWNED BY THEM AND CERTAIN OF THEIR AFFILIATES IN FAVOR OF THE TBS MERGER PROPOSAL. ACCORDINGLY (ASSUMING THE SATISFACTION OR WAIVER OF SUCH CONDITIONS), APPROVAL OF THE TBS MERGER PROPOSAL BY TBS SHAREHOLDERS IS ASSURED, REGARDLESS OF THE VOTE OF ANY OTHER SHAREHOLDER OF TBS.

  Holders of TBS Capital Stock who do not vote in favor of the TBS Merger Proposal and who otherwise comply with the provisions of Article 13 of the Georgia Business Corporation Code (the "GBCC") are entitled to assert dissenters' rights and to obtain payment of the fair value of their shares if the Transaction is consummated. A summary of the provisions of Article 13 of the GBCC, including a summary of the requirements with which shareholders desiring to dissent must comply, is contained in the accompanying Joint Proxy Statement/Prospectus under the heading "The Transaction--Appraisal and Dissenters' Rights." The entire text of Article 13 of the GBCC is attached as Appendix D-2 to the Joint Proxy Statement/Prospectus.

  The Transaction is of great importance to TBS and its shareholders. The accompanying Joint Proxy Statement/Prospectus describes the Transaction in detail. Please read the Joint Proxy Statement/Prospectus carefully and then complete, sign and date the enclosed proxy card and return it in the enclosed envelope.

  Your prompt response will be appreciated. If you plan to attend the TBS Meeting and your shares are held in the name of a broker or other nominee, please bring a proxy or letter from the broker or nominee confirming your ownership of shares. Only TBS shareholders and their proxies and invited guests of TBS will be admitted to the TBS Meeting.

                                          By Order of the Board of Directors

                                          Steven W. Korn
                                          Secretary

Atlanta, Georgia
September 6, 1996

                                   IMPORTANT

  WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE TBS MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. IN THE EVENT YOU ARE ABLE TO ATTEND THE TBS MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

          DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.